Exhibit 99.1

HIRU CORPORATION - New Co-Packing Agreement

PR Newswire

PHOENIX, May 18, 2022 /PRNewswire/ -- (OTC MARKETS) – Hiru Corporation (OTC Markets: HIRU), a Georgia corporation (the "Company" or "HIRU"), is proud to announce a new Co-Packing arrangement with American Eagle Beverage based out of Scottsdale, Arizona.

American Eagle Beverage is a white label water distribution company out of Scottsdale, Arizona("American Eagle"). American Eagle provides small and large run white label water bottle for its clients to use for marketing purposes.  With their "Liquid Business Card" program, clients can get their individual label placed on water bottles for marketing uses. Their B2C web site is located at the following site online: www.LiquidBusinessCard.com

Ms. Kathryn Gavin (President and CEO of the Company), states…" With our increased production footprint we have established over the past twelve months, we were able to execute a long term Co-Packing distribution agreement with American Eagle Beverage.  They are one of the largest white label bottle distributors in the United States.  We will provide them with all their production requirements for both small and large bottling runs on an ongoing basis. We fully expect our relationship with American Eagle Beverage to add between $1,500,000 USD to $2,500,000 USD in top line revenue annually moving forward."

Disclaimer Regarding Forward Looking Statements

Certain statements that we make may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions.  In addition, words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "projects," "forecasts," and future or conditional verbs such as "will," "may," "could," "should," and "would," as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions.  Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements.  We caution investors not to rely unduly on any forward-looking statements.

ABOUT US

Hiru Corp. is a Georgia corporation, is a public quoted Pink Sheet OTC issuer under the ticker symbol "HIRU" (the "Company"). The Company reports as an alternative reporting issuer with OTC Markets Group, Inc. and is current in its mandatory required filings (e.g., Pink Sheet Current). Currently, the Company has one wholly owned, operational subsidiary, AZ Custom Bottled Water, Inc., a Nevada corporation ("AZ Water"), which owns and operates a commercial water bottling and labeling facility based in Phoenix, Arizona. AZ Water operates a B2C website at https://azcustombottledwater.com/.

CONTACT:
3331 North 35th Avenue
Phoenix, Arizona 95107
Web Site: www.waterandiceshop.com
Twitter: https://twitter.com/hirucorp

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SOURCE Hiru Corporation